[Letterhead of Paramount Energy Operating Corp.]

Exhibit 10.7

October 31, 2002

Gary Jackson
119 Strathcona Road S.W.
Calgary, AB
T3H 1N2

Dear Gary:

Re: Employment with Paramount Energy Operating Corp. (“PEOC”)

You have been employed as the Vice-President, Land, Legal and Acquisitions, with PEOC, the trustee for the Paramount Operating Trust (“Trust”), pursuant to the provisions of an employment letter agreement, the terms of which PEOC and you wish to supersede by this letter agreement (the “Agreement”).

I am pleased to confirm that PEOC and you have agreed, for and in consideration of the sum of $10.00 now paid by each party to the other party and the mutual covenants and agreements outlined in this Agreement, that your employment with PEOC will be governed by the following terms and conditions:

Commencement Date:	Your employment with PEOC commenced effective June 28, 2002. For the purposes of determining your entitlement to benefits and vacation and other issues relating to your employment, PEOC agrees to recognize your prior service with Summit Resources Limited which commenced on May 15, 2000.

Compensation:	(a) You will receive a base salary of $176,814.00 per annum. PEOC agrees to review your base salary annually and agrees that following each such review, the then current base remuneration may be increased to reflect your performance, the company’s performance and other relevant factors.

(b) You will also receive group RRSP contributions, on an annual basis, in the amount of $6,750.00.

Benefits:	You shall be entitled to participate in the PEOC employee benefits plan as may be in effect at any given time, subject to satisfying any insurability requirements established by the carrier or carriers that provide the benefits.

Club Membership:	PEOC shall pay to you or on your behalf membership fees in the Bow Valley Club or equivalent type of club for business use.

Termination/Change of Control:	In the event that:
(a) your employment is terminated without cause, or

(b) there is any material reduction in your salary, benefits or status in relation to any office or directorship you may hold in PEOC or the Trust, or any subsidiary, or affiliated company, or

(c) if after completion of the proposed Rights Offering of Paramount Energy Trust, the major unitholder of the Paramount Energy Trust, Paramount Oil & Gas Ltd., divests itself of more than 60% of its units in the Paramount Energy Trust, you shall be entitled to a termination payment of the greater of one and one-half year’s salary and benefits, or standard industry severance compensation, provided however that the provisions of (c) above shall only be available to you for a period of 60 days following the change of control. Any compensation payable to you will be paid by PEOC, without any deductions except as required by law, and in exchange for a complete release in favour of PEOC, the Trust and Paramount Energy Trust, in a form satisfactory to PEOC.

Summit Offer of Employment:	In consideration for the partial settlement of your change of control severance payment rights pursuant to an Offer of Employment letter agreement dated April 14, 2000 between Summit Resources Limited and Gary Jackson (“Summit Offer of Employment”), a lump sum payment has been made to you in the amount of $123,000.00, and a partial release has been signed in exchange for such compensation. You retain the right on or before February 1, 2003 to exercise on the remainder of your Change of Control severance payment rights pursuant to the Summit Offer of Employment by electing, in writing, to terminate your employment with PEOC. In this event, PEOC agrees to make a lump sum payment of $123,000.00, less applicable tax and other statutory withholdings, and provide six months benefits. A release in favour of PEOC, the Trust and Paramount Energy Trust in a form satisfactory to PEOC, will be signed in exchange for the payment.

Unit Incentive Rights:	Subject to regulatory approval and the terms and conditions of the Unit Incentive Plan, you will be granted 100,000 Incentive Rights, initially exercisable at $5.05 per Trust Unit.

Vacation:	Your vacation entitlement for the year 2002 will be a prorated portion of 20 days and commencing January 1, 2003 your vacation entitlement will be 25 days per year.

We look forward to you continuing with PEOC as an integral part of our Management Team, working together to bring continued value to unitholders and growth to the organization.

Yours truly,

PARAMOUNT ENERGY OPERATING CORP.

/s/ Susan Riddell Rose

Susan Riddell Rose

/bmg

I, Gary Jackson, hereby agree to the terms set out in this Agreement.

/s/ Gary Jackson	November 5, 2002

Gary Jackson	Date